                                                          2500 One Liberty Place
                                                              1650 Market Street
                                                     Philadelphia, PA 19103-7301
                                                                    215.851.8100
                                                                Fax 215.851.1420



                               September __, 2004

Commonwealth Income & Growth Fund V
Oaklands Corporate Center
470 John Young Way, Suite 300
Exton, PA 19341

Ladies and Gentlemen:

         We have acted as counsel to Commonwealth Income & Growth Fund V, a Pennsylvania limited partnership (the "Partnership"), in connection with the proposed offering of up to 1,250,000 Units of limited partnership interest in the Partnership (the "Units") and with respect to the preparation of the

         Partnership's Registration Statement on Form S-1 (the "Registration Statement") as filed with the Securities and Exchange Commission on August 18, 2003, and the related prospectus (the "Prospectus"). As counsel, we have been asked to express our opinion concerning certain federal income tax matters relating to the Partnership.

         In connection with the opinions rendered below, we have examined: (a) the Partnership's Restated Limited Partnership Agreement (the "Partnership Agreement") and Certificate of Limited Partnership; (b) the Articles of Incorporation and By-Laws of Commonwealth Income & Growth Fund, Inc., the General Partner of the Partnership (the "General Partner"); (c) the Registration Statement and the Prospectus; and (d) certain other documents that we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined herein, all capitalized terms will have the same meaning as in the Prospectus.

         In rendering our opinions, we have assumed that: (a) each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended subsequent to our review; (b) each of the parties to the Partnership has or will duly execute, and will comply with the terms and conditions of, the Partnership Agreement; (c) no amendments will be made to the Partnership Agreement or other organizational documents of the Partnership or the General Partner that would affect the Partnership's status as a partnership for federal income tax purposes; and (d) no actions will be taken by the General Partner or the Partnership that would have the effect of altering the facts upon which the opinions set forth below are based.

         In addition, we have relied on, and have assumed the correctness of the following representations of the General Partner and its authorized representatives:

      LONDON o NEW YORK o LOS ANGELES o SAN FRANCISCO o WASHINGTON, D.C. o PHILADELPHIA o PITTSBURGH o OAKLAND o PRINCETON FALLS CHURCH o WILMINGTON o NEWARK o MIDLANDS, U.K. o CENTURY CITY o RICHMOND o HARRISBURG o LEESBURG o
                                WESTLAKE VILLAGE

                            r e e d s m i t h . c o m

Commonwealth Income & Growth Fund V                                   Reed Smith
September __, 2004
Page 2

                  1. The Partnership will be operated in accordance with the provisions of the Pennsylvania Revised Uniform Limited Partnership Act and with the Partnership Agreement.

                  2. The Partnership Agreement will remain in substantially its current form, and will not be further amended in any material respect.

                  3. The activities and operations of the Partnership will be conducted in the manner described in the Prospectus.

                  4. The General Partner is not, and will not act as, an agent of the Limited Partners in connection with the investments by the Limited Partners in, or the operation of, the Partnership.

                  5. The General Partner's net worth, determined on a fair market value basis and excluding the General Partner's interest in the Partnership itself, will equal or exceed $1,000,000 throughout the term of the Partnership.

                  6. The General Partner will prohibit any transfer of Units which, in the General Partner's good faith judgment, will result in more than 2% of capital or profits in the Partnership being sold or otherwise disposed of in any one taxable year in a manner which would violate the 2% "safe harbor" set forth in Treasury Regulation Section 1.7704-1(j).

                  7. The General Partner will file any tax or other informational returns (including, without limitation, Department of the Treasury/Internal Revenue Service Form 8832), if any, which may be required in order for the Partnership to be treated as a partnership for federal income tax purposes.

         We express no opinions except as set forth below and our opinions are based upon the facts as set forth in the Registration Statement and Prospectus. Accordingly, we express no opinion as to tax matters that may arise if, for example, the facts are not as set forth in the Registration Statement and Prospectus, if the Partnership Agreement is not executed and followed according to its terms or if the representations made by the General Partner are not correct. However, after reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth above.

         In addition to being based on certain representations by the General Partner set forth above, our opinions also are based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, and rulings, procedures, and other pronouncements published by the IRS. Such laws, regulations, rulings, case law and pronouncements are subject to change at any time, and such change may adversely affect the continuing validity of the opinions set forth below.

         Subject to the limitations and qualifications described herein, and in support of the discussion in the Prospectus under the caption "United States Federal Income Tax Considerations," we are of the opinion that:

Commonwealth Income & Growth Fund V                                   Reed Smith
September __, 2004
Page 3


                  1. The Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. As a result, the Partnership will not be subject to federal income taxation but will be required to file a partnership information tax return each year. Each Partner will be required to take into account, in computing such Partner's federal income tax liability, his or her distributive share of all items of income, gain, loss, deduction or credit (including items of tax preference) of the Partnership, and will be subject to tax on such income or gain even if the Partnership does not make any cash distributions. A distribution of cash by the Partnership to the Partner will generally not cause recognition of taxable income for federal income tax purposes except to the extent the amount of the distribution exceeds the Partner's adjusted basis in his Partnership units.

                  2. The income, gain, losses, deductions and credits derived from the Partnership's leasing activities (and each Partner's share thereof) will be subject to the passive activity rules set forth in
         Section 469 of the Code and the Treasury Regulations issued thereunder. Our opinion does not apply to any Partnership income attributable to:
         (i) the investment of Partnership funds in liquid or temporary investments prior to the purchase of computer peripheral equipment ("Equipment"), (ii) the investment, in interest-bearing accounts or otherwise, of amounts held by the Partnership as working capital, security deposits, or in reserve, or (iii) Equipment with respect to which the Partnership is determined not to be the owner for federal income tax purposes. The Code prohibits an individual, estate, trust, closely-held "C" corporation, or personal service corporation from using losses which are subject to the passive activity rules of Section 469 of the Code to offset other income, including salary and (except in the case of certain closely held "C" corporations) active business income as well as portfolio income (such as dividends, interest and royalties, whether derived from property held directly or through a pass-through entity such as a partnership). Thus, any such losses of the Partnership will not be able to be offset against interest income derived by the Partnership from the interim investment of offering proceeds, working capital, security deposits, or reserves or against any income derived by the Partnership from leases which are treated as loans for federal income tax purposes, or against salary or other portfolio income of a Partner. Losses from a passive activity that are not allowed currently will be carried forward indefinitely, and are allowed in subsequent years against passive activity income (not including certain self-charged passive activity income or passive income from publicly-traded partnerships) or in full upon complete disposition of the taxpayer's interest in the Partnership to an unrelated party in a fully taxable transaction.

                  3. The allocations of Net Profits and Net Losses in the Partnership Agreement will be respected for federal income tax purposes. As a result, generally speaking, the General Partner will be allocated for tax purposes net profits equal to its cash distributions (but not less than one percent of net profits), and the balance will be allocated to the limited partners. Net profits arising from transactions in connection with the termination or liquidation of the Partnership will be allocated (i) first, to each partner in an amount equal to the negative amount, if any, of his capital account; (ii) second, an amount equal to the excess of the proceeds which would be distributed to the partners based on the operating distributions over the aggregate capital accounts of all the partners adjusted as if such operating distributions which could be made have been made, to the partners in proportion to their respective shares of such excess; and
         (iii) third, with respect to any remaining profits, to the parties in the same proportions as operating distributions would be made. Net losses, if any, will be allocated ninety-nine percent to the limited partners and one percent to the general partner. These allocations, however, are subject to several special allocation rules designed in part to prevent a partner's capital account as specially adjusted from going below zero.

Commonwealth Income & Growth Fund V                                   Reed Smith
September __, 2004
Page 4


                  4. The sum of the amounts for which a Limited Partner will be considered "at-risk," for purposes of Section 465 of the Code, in any taxable year with respect to Equipment placed in service in that taxable year and in each prior year (treating all Equipment placed in service in the same year as a single activity separate from the activities represented by Equipment placed in service in other years) will be equal to (i) the Capital Contributions (as such term is defined in the Partnership Agreement) of such Limited Partner (provided that funds for such Capital Contributions are not from borrowed amounts other than amounts: (A) for which the Limited Partner is personally liable for repayment, or (B) for which property other than Units is pledged as security for such borrowed amounts, but only to the extent of the fair market value of such pledged property and provided further that such Capital Contributions are invested in the Equipment or otherwise expended in connection with the Partnership's organization or leasing activities (or are subject to the rights of the Partnership's creditors for amounts incurred by it with respect to same) ), less:
         (ii) the sum determined on a cumulative basis of (A) the total net losses with respect to such Equipment which have been allowed as deductions to the Limited Partner under the at-risk rules and (B) cash distributions received by the Limited Partner, plus (iii) the Limited Partner's distributive share, determined on a cumulative basis, of total net profits with respect to such Equipment of the Partnership. An individual or a closely held "C" corporation may not claim a deduction from an activity in excess of the amount with respect to which such taxpayer is "at risk" for such activity as of the close of the taxable year. For these purposes, however, equipment placed in service by the Partnership during separate years will be treated as separate activities.

         It should be noted, moreover, that the opinions expressed herein are subject to the application of certain Treasury Regulations relating to the improper utilization of income tax rules by partnerships (the "Anti-Abuse Rules"). These Regulations purportedly grant authority to the IRS to recharacterize certain transactions to the extent that it is determined that the utilization of a partnership is inconsistent with the intent of the federal income tax rules relating to partnerships. Under these Anti-Abuse Rules, the IRS may, under certain circumstances, (i) recast transactions which attempt to use the partnership form of ownership, or (ii) otherwise treat the partnership as an aggregation of its partners rather than a distinct separate entity, as appropriate in order to carry out the purposes of the partnership tax rules. The Anti-Abuse Rules also provide that the authority to recharacterize transactions is limited to circumstances under which the tax characterization by the taxpayer is not, based on all facts and circumstances, clearly contemplated under the Code or the applicable Treasury Regulations.

         These Anti-Abuse Rules are intended to impact only a small number of transactions which improperly utilize income tax rules relating to partnerships. Therefore, it is our opinion that the Partnership and/or the transactions contemplated in the Prospectus should not be affected by the administration of these Anti-Abuse Rules. However, no assurance can be given that IRS will not attempt to utilize the Anti-Abuse Rules to alter, in whole or part, the tax consequences described herein with regard to an investment in the Partnership.

Commonwealth Income & Growth Fund V                                   Reed Smith
September __, 2004
Page 5

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the captions "United States Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country. We undertake no obligation to update the opinions expressed herein after the date of this letter.


                                           Very truly yours,



                                           Reed Smith LLP